Exhibit 99.1

Commonwealth Biotechnologies, Inc.

Receives NASDAQ Notification Regarding Bid Price;

Grace Period Granted Through March 15, 2010

RICHMOND, Va.—(September 18, 2009)—Commonwealth Biotechnologies, Inc. (“CBI” or “Company”)) (NASDAQ Capital Market: CBTE) today announced that on September 15, 2009, CBI received a letter from The NASDAQ Stock Market indicating that the bid price of the Company’s common stock had closed below the minimum $1.00 per share threshold set forth in NASDAQ Listing Rule 5550(a)(2) for the prior 30 consecutive business days. As such NASDAQ has granted the Company 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. Should the Company satisfy the criteria for initial listing on The NASDAQ Capital Market (except for bid price) as of March 15, 2010, the Company will be entitled to a second 180-calendar day period, through September 13, 2010, to regain compliance with the minimum bid price requirement. CBI will regain compliance with NASDAQ’s minimum bid price requirement if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the compliance period. This most recent notice has no impact on the Company’s listing at this time.

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

For more information contact: Richard J. Freer, Ph.D., COO, 804-648-3820